Minutes of The Board of Directors

June 25, 2009  5:00 PM MST

WRITTEN CONSENT OF DIRECTORS OF GREEN OASIS
ENVIRONMENTAL, INC.

The undersigned, constituting all of the directors of Green Oasis
Environmental, Inc., a Florida corporation ("Corporation"), hereby adopt the following resolutions by written consent pursuant to Florida Law:

Resolution 1:

RESOLVED, that the corporation approve a corporate name change to Global Enviro Solutions, Inc.

There being no further business the meeting is adjourned:

Peter Margiotta
Being President & Director of the Corporation

SIGNATURES

/s/ Peter Margiotta
Peter Margiotta
President & Director

/s/ Frank Pellizzari
Frank Pellizzari
Secretary & Director